EXHIBIT 99.1


The Reader's Digest Association, Inc.
Media: William Adler, (914) 244-7585  william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425  richard.clark@rd.com


       Reader's Digest Association Reports Improved 4Q Revenues, Profits, Earnings and Free Cash Flow; Operating Profits at RD North America
                   and RD International Grow by Double Digits

      PLEASANTVILLE, N.Y., August 4, 2005 - The Reader's Digest
Association, Inc. (NYSE: RDA) today reported fourth quarter and full-year results for its fiscal year ended June 30, 2005.

Highlights for the Fiscal 2005 fourth quarter:

  - Revenues improve to $557 million, up 4 percent over last year.
  - Reported operating profits improve to $26 million from a loss of $(13) million last year.
  - Reported EPS improves to $0.11 per share from a loss of $(0.06) per share last year.
  - Free cash flow improves to $23 million, up 53 percent over last year's quarter.

                              Summary of Consolidated Results

In millions, except per share data      4Q 2005      4Q 2004      FY 2005      FY 2004

Revenues                                $   557      $   536      $ 2,390      $ 2,388
Operating expenses                         (518)        (517)      (2,231)      (2,240)
Deferred promotion amortization             (12)          --          (77)          --
Deferred promotion charge                    --          (27)          --          (27)
Goodwill charge                              --           --         (129)          --
Other operating items, net                   --           (6)          --          (15)
                                        -------      -------      -------      -------
Operating profit (loss)                      26          (13)         (48)         106
Other income and (expense), net             (13)          (5)         (32)         (40)
Income tax (provision) benefit               (2)          12          (12)         (17)
                                        -------      -------      -------      -------
  Net income (loss)                     $    11      $    (6)     $   (91)     $    49
                                        =======      =======      =======      =======
  Diluted earnings (loss) per share       $0.11       $(0.06)      $(0.95)       $0.49
                                        =======      =======      =======      =======

      Certain amounts may not recalculate due to rounding.



      "I am pleased to report that fourth quarter Fiscal 2005 operating results were much stronger than the year-ago period," said Thomas O. Ryder, Chairman and Chief Executive Officer. "For the fourth quarter, total company revenues increased over last year and operating profits improved significantly, led by double-digit percentage gains at both RD North America and RD International. Results at Consumer Business Services were down versus last year, although we saw improvement, notably at QSP, which reported higher revenue and reduced losses. For the full fiscal year, the underlying metrics of the business exceeded our expectations. Operating profit margins improved at RD North America and RD International, driving double-digit operating profit growth at both segments and offsetting declines at CBS. These results include incremental investment in new initiatives including new magazine launches and expansion into new countries. During the course of the year, the company generated strong free cash flow of $144 million plus an additional $42 million from the sale-leaseback of its corporate headquarters. Total debt outstanding was reduced to $559 million. This enabled the company to refinance existing debt at lower rates, double the quarterly dividend and initiate a $100 million share repurchase program over two years."


                                 Earnings Per Share Analysis

                                               4Q 2005    4Q 2004    FY 2005    FY 2004

Reported EPS                                    $0.11     $(0.06)    $(0.95)     $0.49
Includes:
     Deferred promotion amortization            (0.08)        --      (0.50)        --
     Write-off deferred debt financing fees     (0.05)     (0.01)     (0.05)     (0.05)
     Restructuring charges                         --      (0.04)        --      (0.10)
     Deferred promotion charge                     --      (0.18)        --      (0.18)
     Goodwill charge                               --         --      (1.32)        --


      In the Fiscal 2005 fourth quarter, RDA reported EPS of $0.11, an improvement of $0.17 per share from a loss of $(0.06) per share in the year-ago period. The reported Fiscal 2005 fourth quarter EPS of $0.11 included $(0.08) per share for the amortization of previously deferred magazine promotion expense and $(0.05) per share related to the write-off of deferred debt financing fees. The reported Fiscal 2004 fourth quarter loss of $(0.06) per share included $(0.18) per share from a deferred promotion charge, and restructuring charges of $(0.04) per share.

      Fourth quarter Fiscal 2005 revenues were $557 million, up 4 percent from $536 million in the prior-year period. Excluding the favorable effects of foreign currency translation, revenues increased by 1 percent. Reported operating profits were $26 million in the quarter, up approximately $40 million from a reported operating loss of $(13) million in the Fiscal 2004 quarter. Factors contributing to the year-over-year variance in reported results for the fourth quarter include:

  - An $11 million improvement in profits at RD North America, which grew by 67 percent over prior year. This increase in profits would have been approximately 24 percent had magazine promotion expense in Fiscal 2004 been accounted for in the same manner as Fiscal 2005.

  - A $6 million improvement in profits at RD International, which grew by 30 percent over the prior year period. This increase in profits would have been approximately 13 percent had magazine promotion expense in Fiscal 2004 been accounted for in the same manner as Fiscal 2005.

  -   A $(2) million increase in losses at Consumer Business
      Services.

  - Lower Corporate unallocated expenses, which decreased by $4 million.

  - A $15 million favorable comparison of deferred magazine promotion items: $(12) million amortization of previously deferred promotion costs in fiscal 2005 versus a $(27) million charge in the prior-year period.

  - A $6 million improvement reflecting the absence of restructuring charges in Fiscal 2005.

  - $(9) million of increased expenses in Other Income and (Expense), Net, reflecting the accelerated write-off of deferred financing fees of $(7) million, lower current-period interest expense, and a $6 million prior-year gain on the sale of real estate in Hong Kong.

      For full-year Fiscal 2005, EPS came in ahead of prior third-quarter guidance, with a loss of $(0.95) per share. (Please see "Guidance Reconciliation" table in back.) Results included $(1.82) per share in special items: $(0.50) per share related to the write-off of previously deferred magazine promotion expense; and $(1.32) per share reported in the third quarter to reduce Books Are Fun goodwill. In Fiscal 2004, RDA reported earnings of $0.49 per share. Fiscal 2004 earnings included $(0.18) per share related to a deferred magazine promotion charge; and $(0.10) per share in restructuring charges. Both Fiscal 2005 and Fiscal 2004 included a write-off of deferred debt financing fees and a tax benefit of similar amounts.

      Fiscal 2005 revenues were $2.4 billion, which was flat with the prior-year period. Excluding the favorable effects of foreign currency translation, revenues declined by 3 percent.
RDA reported operating losses of $(48) million, versus operating profits of $106 million in Fiscal 2004. Reported operating profits included charges of $(206) million in Fiscal 2005 and $(42) million in Fiscal 2004.

   Factors contributing to the Fiscal 2005 variance in reported results include:

  - A $15 million improvement in profits at RD North America, which grew by 19 percent.

  - A $19 million improvement in profits at RD International, which grew by 34 percent.

  -   A $(30) million decline in profits at Consumer Business
      Services, down 50 percent.

  - Lower Corporate unallocated expenses, which decreased by $6 million.

  - Higher Other operating expenses, which increased by $(164) million. In Fiscal 2005, results included a goodwill charge at Books Are Fun ($129 million) and amortization related to deferred promotion expense ($77 million). Fiscal 2004 results included a charge for the deferred promotion change ($27 million) and restructuring ($15 million).

  -   Improved Other Income and (Expense), Net, which decreased by
      $8 million.

      Fourth quarter Fiscal 2005 free cash flow (change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions) was $23 million versus $15 million in the year-ago period. For the full year, free cash flow was $144 million, down from $172 million in Fiscal 2004. The company reduced its total debt outstanding to $559 million, down from $722 million at the close of Fiscal 2004. At Fiscal 2005 year-end, cash on hand was $38 million, versus $50 million at the end of Fiscal 2004. The company doubled the quarterly dividend beginning with the fiscal third quarter, resulting in an incremental payout of $10 million in Fiscal 2005 relative to Fiscal 2004. The company also began to repurchase shares in the fiscal fourth quarter.

Other Income/(Expense), Net

      Other Income and (Expense), Net was $(13) million in the Fiscal 2005 fourth quarter, compared with $(5) million in the prior-year quarter. These amounts primarily consist of net interest expense of $(15) million in this quarter versus $(11) million in the year-ago period. Net interest expense in the Fiscal 2005 quarter includes $(7) million from the write-off of deferred debt financing fees in connection with RDA refinancing a new five-year revolving credit facility, partially offset by $1 million in interest from a foreign tax refund. For the Fiscal 2004 quarter, Other Income and (Expense), Net included $(1) million in costs associated with the repricing amendment to RDA's term loans as well as a $6 million gain on the sale of real estate in Hong Kong.

      For the full year, Other Income and (Expense), Net was $(32) million in Fiscal 2005 versus $(40) million the prior year.
These amounts include net interest expense of $(46) million in Fiscal 2005 versus $(50) million in Fiscal 2004. For both Fiscal 2005 and Fiscal 2004, interest expense reflects $(7) million in non-cash expenses related to refinancing activities. The remaining variance is attributable to incremental proceeds from asset sales in Fiscal 2005 versus Fiscal 2004.

Income Taxes

      Income tax expense for the fourth quarter and the full year Fiscal 2005 were $(2) million and $(12) million, respectively. This compares to an income tax benefit of $13 million for the fourth quarter Fiscal 2004 and a tax expense of $(17) million for the full year Fiscal 2004. Both fiscal years recognized favorable benefits from the resolution of certain federal, state and foreign audits.

Share Repurchase Program

      During the quarter, the company repurchased 410,000 shares of its stock at a total cost of $7 million under the $100 million share repurchase authorization announced in April 2005.

Outlook

      The fourth quarter of Fiscal 2005 marked the close of a two-year plan that was announced at the end of Fiscal 2003. The goal of the plan was to achieve sustainable revenue and profit growth by the end of Fiscal 2005 by stabilizing the core business (RDNA and RDI), improving operating margins, and investing in new business initiatives to drive long-term revenue and profit growth. The first year of the plan focused on eliminating unprofitable or marginally profitable parts of the business, improving efficiency to drive higher operating margins, reducing fixed costs, beginning to invest in a series of new growth initiatives and lowering debt.

      In Fiscal 2005, the company built on the successes of year one of the plan by achieving its goal of stopping the significant decline in revenues at RDNA and RDI, which helped drive double-digit profit growth at RDNA, and surpass the goal of mid-single-digit profit growth at RDI. "We are pleased with the successes of our two-year plan, in particular with regard to the turnaround in our core business," Ryder said. "Over the two-year period, margins improved at both RDNA and RDI by close to three percentage points, driving double-digit profit growth. More encouraging, in Fiscal 2005 we stopped the decline of our active customer base for the first time in several years. We finished the year with a strong fourth quarter with consolidated revenue growth and double-digit profit growth providing momentum as we move into Fiscal 2006."

      In Fiscal 2006, the company expects to shift its focus from stabilization to growth. Revenues are expected to grow low-to-mid-single digits on a currency-neutral basis and, despite significant development spending on major new businesses, profits are expected to grow in the mid-teens.

      More specifically, the company is targeting:

1. Real revenue growth (on a currency-neutral basis) across all business segments.

2. Significant investment in new initiatives, including new magazine launches, continued geographic expansion, and a new, scaleable home party business, Taste of Home Entertaining. In aggregate, these investments are expected to cost the company $20 million. The investment spending is primarily loaded in the first half, which will skew profit growth more towards the second half of Fiscal 2006.

3.    Mid-to-high single-digit profit growth at RD International.

4. Mid-teens profit growth at RDNA (including a $21 million increase in profits because of lower amortization expense) reflecting substantial investment in major business opportunities like the magazine, Every Day with Rachael Ray, and the new home party business.

5. Increased revenues and profits at CBS, led by improvements at both BAF and QSP.

6. Higher Corporate unallocated expense (non-cash) reflecting lower pension income ($6 million) and expensing of stock options ($8 million).

7. Other Income and Expense, Net to be in line with Fiscal 2005 on a reported basis with lower interest expense in Fiscal
      2006 (due in part to the write-off of debt financing fees in 2005) offsetting one-time gains in Fiscal 2005.

8.    The expected tax rate to return to the mid-30 percent range.

9.    EPS in the range of $0.90 to $1.00.

      These results are expected to produce free cash flow of $130 million to $140 million, which will be used to pay down debt, pay dividends and repurchase shares.

      Summarized below are Fiscal 2005 Q4 and full-year results by segment:

                                            Segment Information

                                                  Quarter 4                      Full-Year
                                                             Better /                          Better /
In millions, except per share data     FY 2005    FY 2004    (Worse)    FY 2005    FY 2004     (Worse)

Revenues:
  Reader's Digest North America        $   228    $   217    $    11    $   917    $   919    $    (2)
  Reader's Digest International            252        239         13      1,012        970         42
  Consumer Business Services                81         82         (1)       485        525        (40)
  Intercompany eliminations                 (4)        (2)        (2)       (24)       (26)         2
                                       -------    -------    -------    -------    -------    -------
     Total revenues                    $   557    $   536    $    21    $ 2,390    $ 2,388    $     2
                                       =======    =======    =======    =======    =======    =======

Operating profit (loss):
  Reader's Digest North America        $    28    $    17    $    11    $    91    $    76    $    15
  Reader's Digest International             27         21          6         76         57         19
  Consumer Business Services                (9)        (7)        (2)        29         59        (30)
  Corporate unallocated                     (7)       (10)         3        (38)       (44)         6
  Deferred promotion amortization          (12)        --        (12)       (77)        --        (77)
  Deferred promotion charge                 --        (27)        27         --        (27)        27
  Goodwill charge                           --         --         --       (129)        --       (129)
  Other operating items, net                --         (6)         6         --        (15)        15
                                       -------    -------    -------    -------    -------    -------
     Total operating profit (loss)     $    26    $   (13)   $    39    $   (48)   $   106    $  (154)
                                       =======    =======    =======    =======    =======    =======

Certain amounts may not recalculate due to rounding.



Reader's Digest North America

      In the fourth quarter of Fiscal 2005, revenues at RDNA were $228 million, an improvement of 5 percent over the prior year, and reported operating profits were $28 million, up 67 percent over prior year. Revenue growth was driven by higher sales at Reiman reflecting the addition of new magazines (including Backyard Living, Cooking for 2, Birds & Blooms Extra, and RD Specials), all launched in the past two and a half years, and new annual books like "Contest Winning Recipes." US Books and Home Entertainment (BHE) also had a very strong quarter with increased sales of single sales books, reading and music series products and trade titles like "The Reader's Digest DIY Manual." RD Canada's business continued to increase revenues on the strength of its growing customer base. And lastly, revenues improved at The Family Handyman and American Woodworker on higher advertising sales. The growth in operating profit was driven by higher revenues as well as lower promotion costs and amortization expense resulting from the change in accounting methodology. Profit growth in the quarter was partly offset by increased investment spending on new magazine launches.

      For the full year, RDNA revenues were $917 million, flat with the prior year, and profits improved by 19 percent to $91 million. Fiscal 2005 was the third consecutive year of profit growth at RDNA. Improved results largely reflect stabilization in most parts of the business following several years of revenue declines, combined with the addition of new business initiatives developed over the past two years to accelerate revenue and profit growth over the long-term. During Fiscal 2005, RDNA made significant progress stabilizing USRD circulation. Additionally, US BHE profits have improved significantly reflecting the elimination of unprofitable activities at Reader's Digest Young Families, and the successful launch of new product offerings, like the themed music players and the strong-selling book, "Extraordinary Uses for Ordinary Things." These products are sold via multiple outlets including trade, Books Are Fun, and
international markets around the world.   As part of its new
initiatives, RDNA successfully launched six new magazine concepts, which attracted new customers and contributed over $30 million in new revenues since Fiscal 2004.


Reader's Digest International

      In the fourth quarter, RDI reported very strong results as revenues of $252 million grew by 5 percent over last year and operating profits improved by 30 percent to $27 million. Excluding the effects of foreign currency translation, revenues were flat and operating profits grew by 21 percent. The strong fourth quarter performance helped drive equally impressive full-year results, as reported revenues of $1,012 million grew by four percent while operating profits improved by 34 percent to $76 million. Excluding the effects of foreign currency translation, revenues declined by 2 percent while operating profits grew by 20 percent. Profits improved in most international markets in both the quarter and full-year.
Included in the fourth quarter profit is a $3 million improvement related to the change in magazine promotion expense had Fiscal 2004 been accounted for in a similar manner as Fiscal 2005. For Fiscal 2005, profit growth was led by Germany, Switzerland, the United Kingdom, Central Europe, Australia, France and Mexico.

      Results for both the quarter and full-year reflect significant progress with efforts that began roughly two years ago to turnaround RDI by stabilizing the business and creating sustainable revenue and profit growth. Fiscal 2005 represents the second consecutive year of double-digit operating profit growth at RDI as improved results have come through a combination of stabilizing the base business while successfully launching a series of new initiatives to attract new customers and add incremental revenues and profit to the base business. To repair the base business, much of the focus has been on reversing declining trends in mature markets by strengthening product and promotion flow, improving mail efficiency and execution, consolidating operations and territories, and reducing operating costs. These efforts have led to margins improving from 5 percent in Fiscal 2003 to almost 8 percent at the end of Fiscal 2005, stabilization of the active customer base (which has been in decline for several years), and creation of a pipeline of successful new products and promotions that can be used in multiple markets around the world.

      In addition to the achievements made in strengthening the base business, RDI has been equally successful with investment in new initiatives. These new initiatives have helped attract new customers and develop new sources of revenues and profit to drive long-term growth. The most successful of these efforts has been in launching new markets. In late Fiscal 2004 and Fiscal 2005, RDI launched four new markets (Romania, Croatia, Slovenia, and Ukraine) by introducing book products like "Discovering the Wonders of the World" and "Curing Everyday Ailments the Natural Way" that have a proven track record of success in other markets around the world. As a result, these new markets have achieved profitability in the first year of launch and have contributed to Fiscal 2005 revenues and profits, having together sold about 1 million books and 100,000 music products. Other encouraging new initiatives include an English learning product called "English in Twenty Minutes a Day," sold in seven markets.

Consumer Business Services

      In the fourth quarter of Fiscal 2005, CBS reported revenues of $81 million and an operating loss of $(9) million, compared with revenues of $82 million and an operating loss of $(7) million in the year ago period. Results reflect higher revenues at QSP during the quarter, offset by lower sales at Books Are Fun. Improved results at QSP reflect higher sales of World's Finest Chocolate and increased magazine subscription sales in Canada. The decline in BAF results reflect lower averages in both schools and corporate fairs, and fewer corporate fairs versus the Fiscal 2004 quarter. These declines were partly offset by an increase in school events.

      CBS had a challenging Fiscal 2005 as full-year revenues declined by 8 percent to $485 million and operating profits fell by 50 percent to $29 million versus a year ago. At BAF, revenues declined by 8 percent driven by lower average sales per event in the schools division and fewer events in the corporate and business display divisions. The decline in events was principally attributable to sales force turnover. During the second half of Fiscal 2005, BAF developed several programs aimed at reducing sales force turnover and accelerating recruitment on new sales representatives. QSP launched several programs designed to dramatically reduce sales force turnover, improve account retention, and increase student participation.

Corporate Unallocated

      Corporate unallocated expenses were $(7) million in the quarter versus $(10) million in the year-ago quarter. This category primarily reflects the company's cost of governance as well as other centrally managed expenses. It also includes the accounting for U.S. pension plans, post-retirement healthcare costs, and executive compensation programs. For the Fiscal 2005 quarter, the $3 million favorable variance was primarily attributable to higher pension income and lower headquarters facilities costs, including a favorable settlement of prior period property taxes.

      For Full Year Fiscal 2005, Corporate unallocated expenses were $(38) million, versus $(44) million in the prior year. The full-year decrease was due to higher pension income, lower post-retirement healthcare costs and additional compensation expense from a greater mix of restricted stock versus stock options.

      Non-GAAP Financial Measures
      The company publicly reports its financial information in accordance with accounting principles generally accepted in the United States (GAAP). To facilitate external analysis of the company's operating performance, the company also presents financial information that may be considered "non-GAAP financial measures" under Regulation G and related reporting requirements promulgated by the Securities and Exchange Commission. Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following non-GAAP financial measures included in this release are used by the company in its internal analysis of the business:

  - Free Cash Flow (change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions) - Free cash flow is presented to provide period-to-period cash flow trends generated by the business before any discretionary, finance-related uses/sources of cash. It is used by management to reconcile the change in net debt from period to period. Certain amounts may not recalculate due to rounding.




Reconciliation of Free Cash Flow,                   Three-month periods ended    Twelve-month periods ended
                                                              June 30,                    June 30,
In millions
                                                          2005       2004             2005        2004

Reported change in cash per cash flow statement        $ (11.0)   $  (6.5)         $  (12.6)   $   (1.0)
   (see Table 4)

Less:
     Change in total borrowings, net                     (14.9)     (15.2)           (162.4)     (144.5)
     Dividends paid                                      (10.1)      (5.2)            (30.5)      (20.7)
     Debt financing fees                                  (1.8)      (1.1)             (2.3)       (7.6)
     Share repurchases                                    (5.0)        --              (5.0)         --
     Acquisition costs and divestitures:
           Pleasantville facility sale proceeds, net      (2.3)        --              42.1          --
           Magazine divestures, net                         --         --               1.3          --

      Free Cash Flow Source                            $  23.0    $  15.0          $  144.3    $  171.8
                                                       =======    =======          ========    ========

Certain amounts may not recalculate due to rounding.



- Net Debt (total borrowings less cash and cash equivalents) - Net debt is one of management's measures of leverage and is an approximate measure of the company's debt less amounts the company has the capacity to repay. The company typically manages its cash and debt by using any "excess" cash (i.e., cash in excess of a desired on-hand amount) to make principal payments on its outstanding debt.

- Previously Announced Fiscal 2005 Guidance (earnings per share before the effects of the change in accounting for magazine deferred promotion costs and special items, including restructuring charges) - The Previously Announced Fiscal 2005 Guidance represented the company's full-year earnings-per-share guidance announced July 29, 2004. At that time, the guidance was provided excluding final resolution of the treatment of its existing magazine deferred promotion asset (which was not determinable at that time), and special items (including restructuring charges). Subsequent to this date, the company finalized the accounting for magazine deferred promotion costs. The Previously Announced Fiscal 2005 Guidance is presented to facilitate an understanding of the impact of the company's change in magazine deferred promotion accounting on its guidance. Management uses Fiscal 2005 Guidance to assess the company's actual performance relative to its full-year expectations on a per-share basis. During Fiscal 2005, special items identified to date include the non-cash goodwill charge and the accelerated amortization of deferred debt financing fees.


                               Guidance Reconciliation (full year)

       Reconciliation of Previously Announced Fiscal         EPS              EPS
       2005 Guidance                                      Guidance          Actual

       Previously Announced Fiscal 2005 Guidance        $ 0.77 - $0.87
       Add:
          Amortization of existing magazine deferred
           promotion asset as of June 30, 2004              $(0.49)
          Goodwill charge                                   $(1.32)
          Q4 FY05 write-off of deferred debt financing
           fees                                             $(0.04)
                   Loss per share                       $(1.08) - $(0.98)   $(0.95)
                                                        ================    ======


      RDA will host a conference call with financial analysts to discuss the company's fourth quarter and full-year Fiscal 2005 results on August 4, 2005 at 8:30 a.m. ET. The company invites investors to listen to the webcast of the conference call at the Investor Relations section of the company's Web site, www.rd.com/investors. This will also include a reconciliation of non-GAAP financial measures that may be disclosed on the conference call or from time to time in other oral, webcast or broadcast public announcements by the company.


The company reports business results in three segments:

      Reader's Digest North America - Reader's Digest magazine in the United States and Canada; Reiman Media Group, including magazines Taste of Home, Light & Tasty, Quick Cooking, Backyard Living, Cooking for 2, Birds & Blooms, Country, Country Woman, Country Discoveries, Reminisce, and Farm & Ranch, as well as books, cooking schools, country tours and other enterprises; The Family Handyman, American Woodworker, Reader's Digest Large Print Edition and U.S. Selecciones magazines; Reader's Digest Young Families; Adult and Children's Trade Publishing; financial services marketing alliances; and Select Editions, series and general books, health and home books, and music and video products in the United States and Canada.

      Consumer Business Services - Books Are Fun, a display marketer in North America selling books, gifts and other items;
and QSP, Inc. and QSP Canada, schools and youth fundraising companies.

      Reader's Digest International - Products sold in more than 60 countries outside the United States and Canada, including:
Select Editions, series and general books, music, video and Reader's Digest Young Families products; Reader's Digest magazine in 48 editions and 19 languages, Special Interest magazines in the Czech Republic; The Family Handyman in Australia; Books Are Fun operations in Mexico and Spain; and financial services marketing partnerships and other initiatives in more than 30 countries.

           The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Global headquarters are located at Pleasantville, New York. The company's main Web site is www.rd.com.

           This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.


                                                                                                         Table 1 of 4

                           The Reader's Digest Association, Inc. and Subsidiaries
                                      Consolidated Statements of Operations
                                        (In millions, except per share data)
                                                    (unaudited)

                                                        Three-month period ended        Twelve-month period ended
                                                        June 30, 2005 and 2004 (A)        June 30, 2005 and 2004

                                                         Fiscal Year        Better/        Fiscal Year      Better/
                                                       2005       2004      (Worse)     2005       2004     (Worse)

Revenues                                                 $556.8     $536.4         4%   $2,389.7   $2,388.5        --

Product, distribution and editorial expenses             (227.0)    (219.6)       (3%)    (970.9)    (972.9)       --
Promotion, marketing and administrative expenses         (303.6)    (324.3)        6%   (1,337.4)  (1,294.5)      (3%)
Goodwill charge (B)                                          --         --        N/M     (129.0)        --       N/M
Other operating items, net (C)                               --      ($5.9)       N/M         --      (15.0)      N/M
                                                         ------     ------        ---   --------   --------       ---

Operating profit (loss)                                    26.2      (13.4)       N/M      (47.6)     106.1       N/M

Other income and (expense), net (D)                       (13.4)      (4.9)       N/M      (31.8)     (40.0)      21%
                                                         ------     ------        ---   --------   --------       ---

Income (loss) before income tax                            12.8      (18.3)       N/M      (79.4)      66.1       N/M

Income tax (provision) benefit                             (1.6)      12.5        N/M      (11.5)     (16.6)      31%
                                                         ------     ------        ---   --------   --------       ---

Net income (loss)                                         $11.2      ($5.8)       N/M     ($90.9)     $49.5       N/M
                                                          =====      =====        ===   ========      =====       ===

Basic earnings (loss) per share:
   Weighted average common shares outstanding              97.5       97.1                  97.4       97.1

   Basic earnings (loss) per share                        $0.11     ($0.06)       N/M     ($0.95)     $0.50       N/M
                                                          =====      =====        ===   ========      =====       ===

Diluted earnings (loss) per share:
   Adjusted weighted average common shares outstanding    100.2       97.1                  97.4       99.2

   Diluted earnings (loss) per share                      $0.11     ($0.06)       N/M     ($0.95)     $0.49       N/M
                                                          =====      =====        ===   ========      =====       ===

Dividends per common share                                $0.10      $0.05         --      $0.30      $0.20        --


(A)  RDA reports on a fiscal year beginning July 1. The three-month periods ended June 30, 2005 and 2004 are the fourth fiscal quarters of fiscal year 2005 and fiscal year 2004, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B)  In accordance with Statement of Financial Accounting Standards (SFAS) No.142, Goodwill and Other Intangible
Assets, RDA conducted its annual recovery assessment for all reporting units during the quarter ended March 31, 2005.
The analysis resulted in a non-cash charge of $(129.0) million, or $(1.32) per share, to reduce the carrying amount of
Books Are Fun goodwill.

(C) Other operating items, net for the three-month period ended June 30, 2004 is comprised of restructuring charges of $(5.9) million, or $(0.04) per share primarily for severance. For the twelve-month period ended June 30, 2004, other operating items, net includes restructuring charges of $(15.0) million, or $(0.10) per share primarily for severance.
The charges were related to the company's cost-reduction program announced a year earlier.

(D)  Other  income and (expense), net for the three-month period ended June 30, 2005 includes $(7.3) million, or
$(0.05) per share, due to the write-off of deferred debt financing fees in connection with RDA refinancing a new five-year revolving credit facility. For the three-month period ended June 30, 2004 other income and (expense), net includes $(0.8)
million in expenses associated with the repricing amendment to RDA's term loans as well as a $6.1 million, or $0.04 per share, gain on the sale of real estate in Hong Kong. For the twelve-month period ended June 30, 2004, other income and
(expense), net includes $(7.3) million, or $(0.05) per share, $(6.5) million of which is due to the write-off of deferred debt financing fees in connection with the partial retirement of RDA's term loans and related interest rate caps and an additional $(0.8) million to carry out the aforementioned term loan repricing amendment.

N/M - Not meaningful.


                                                                                                           Table 2 of 4
                               The Reader's Digest Association, Inc. and Subsidiaries
                             Revenues and Operating Profit (Loss) by Operating Segments
                                                    (In millions)
                                                     (unaudited)

                                                   Three-month period ended                Twelve-month period ended
                                                  June 30, 2005 and 2004 (A)                June 30, 2005 and 2004

                                                    Fiscal Year                          Fiscal Year
                                                        Restated (B)      Better/                 Restated (B)    Better/
                                              2005           2004        (Worse)      2005           2004        (Worse)

Revenues

Reader's Digest North America                $228.1         $217.3          5%       $917.3         $919.5          --

Reader's Digest International                 252.4          239.5          5%      1,012.1          969.5          4%

Consumer Business Services                     80.6           81.6         (1%)       485.1          525.1         (8%)

Intercompany eliminations (C)                  (4.3)          (2.0)        N/M        (24.8)         (25.6)         3%
                                             ------         ------         ---     --------       --------        ----

Total Revenues                               $556.8         $536.4          4%     $2,389.7       $2,388.5          --
                                             ======         ======         ===     ========       ========        ====

Operating profit (loss)

Reader's Digest North America                 $27.8          $16.6         67%        $90.8          $76.0         19%

Reader's Digest International                  26.9           20.7         30%         76.1           57.0         34%

Consumer Business Services                     (9.2)          (7.2)       (28%)        29.4           59.0        (50%)

Corporate unallocated (D)                      (6.9)         (10.4)        34%        (37.8)         (43.7)        14%
                                             ------         ------         ---     --------       --------        ----

                                              $38.6          $19.7         96%       $158.5         $148.3          7%

Deferred promotion amortization (E)           (12.4)            --         N/M        (77.1)            --         N/M
Deferred promotion charge (F)                    --         ($27.2)        N/M           --         ($27.2)        N/M
Goodwill charge (G)                              --             --         N/M      ($129.0)            --         N/M
Other operating items, net (H)                   --          ($5.9)        N/M           --         ($15.0)        N/M
                                             ------         ------         ---     --------       --------        ----

Total operating profit (loss)                 $26.2         ($13.4)        N/M       ($47.6)        $106.1         N/M
                                             ======         ======         ===     ========       ========        ====


(A)  RDA reports on a fiscal year beginning July 1.  The three-month periods ended June 30, 2005 and 2004 are the fourth fiscal quarters of fiscal year 2005 and fiscal year 2004, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B)  The results for fiscal 2004 have been restated for the transfer of the Young Families, Financial Services and Trade Publishing
businesses from the Consumer Business Services segment to the Reader's Digest North America segment.

(C)  In the normal course of business, the company's segments enter into transactions with one another. These intercompany transactions are recorded by each segment at amounts as if the transactions were with third parties and, therefore, affect segment performance. Operating segment revenues, above, are presented gross before intercompany eliminations.  However, intercompany revenues and associated expenses are eliminated in consolidation and are not reflected in the company's consolidated results.

(D) Corporate unallocated expenses include the cost of governance and other centrally managed expenses, as well as the accounting for U.S. pension plans, post-retirement healthcare costs, and executive compensation programs which are not allocated to the operating segments. Governance and centrally managed expenses include costs such as corporate finance and general management, investor and public relations, legal, treasury, and any related information technology and facility costs utilized by these departments.

(E) The deferred promotion amortization of $(12.4) million reflects the expensing of the deferred magazine promotion asset as of
June 30, 2004, and includes $(0.1) million from the effects of foreign exchange. For the twelve-month period ended June 30, 2005, the total deferred promotion amortization is $(77.1) and includes $(0.6) million from the effects of foreign exchange.

(F) During the three-month period ended June 30, 2004, RDA reassessed its accounting treatment of magazine promotion costs in response to changes in its business. As a result of these changes, RDA recorded a pre-tax charge of $(27.2) million for the expensing of previously deferred magazine promotion costs. Such amount is included as a component of promotion, marketing and administrative expenses on the income statements.

(G)  RDA conducted its annual recovery assessment during the quarter ended March 31, 2005 which resulted in a non-cash charge of $(129.0) million to reduce the carrying amount of Books Are Fun goodwill.

(H) Other operating items, net for the three-month period ended June 30, 2004 is comprised of restructuring charges of $(5.9)
million primarily for severance. For the twelve-month period ended June 30, 2004, other operating items, net includes restructuring charges of $(15.0) million primarily for severance. The charges were related to the company's cost-reduction program announced a year earlier.

N/M - Not meaningful.

                                                                                                              Table 3 of 4
                                 The Reader's Digest Association, Inc. and Subsidiaries
                                          Consolidated Condensed Balance Sheets
                                          As of June 30, 2005 and June 30, 2004
                                                      (In millions)
                                                        (unaudited)


                                                                                        June 30,                   June 30,
                                                                                          2005                       2004
Assets
       Cash and cash equivalents                                                          $37.7                      $50.3
       Accounts receivable, net                                                           233.9                      229.0
       Inventories                                                                        162.4                      152.0
       Prepaid and deferred promotion costs                                                53.8                      106.9
       Prepaid expenses and other current assets                                          144.9                      152.1
                                                                                       --------                   --------
Total current assets                                                                      632.7                      690.3

       Property, plant and equipment, net                                                 119.3                      155.8
       Goodwill                                                                           880.9                    1,009.5
       Other intangible assets, net                                                       137.8                      173.9
       Prepaid pension assets                                                             307.9                      291.9
       Other noncurrent assets                                                            109.8                      121.3
                                                                                       --------                   --------
Total assets                                                                           $2,188.4                   $2,442.7
                                                                                       ========                   ========

Liabilities and Stockholders' Equity
       Loans and notes payable                                                               --                      $83.9
       Accounts payable                                                                   109.8                      110.6
       Accrued expenses                                                                   267.4                      268.7
       Income taxes payable                                                                34.5                       15.5
       Unearned revenues                                                                  395.5                      403.4
       Other current liabilities                                                           12.4                       10.2
                                                                                       --------                   --------
Total current liabilities                                                                 819.6                      892.3

       Long-term debt                                                                     559.2                      637.7
       Unearned revenues                                                                  133.0                      129.3
       Accrued pension                                                                    121.5                      125.9
       Postretirement and postemployment benefits other than pensions                     117.1                      119.5
       Other noncurrent liabilities                                                        84.4                       74.9
                                                                                       --------                   --------
Total liabilities                                                                       1,834.8                    1,979.6

       Capital stock                                                                       21.2                       17.8
       Paid-in capital                                                                    206.8                      210.1
       Retained earnings                                                                1,209.0                    1,330.4
       Accumulated other comprehensive loss                                               (84.1)                     (89.4)
       Treasury stock, at cost                                                           (999.3)                  (1,005.8)
                                                                                       --------                   --------
Total stockholders' equity                                                                353.6                      463.1
                                                                                       --------                   --------
Total liabilities and stockholders' equity                                             $2,188.4                   $2,442.7
                                                                                       ========                   ========



                                                                                                                     Table 4 of 4

                                  The Reader's Digest Association, Inc. and Subsidiaries
                                       Consolidated Condensed Statements of Cash Flows
                                                        (In millions)
                                                          (unaudited)

                                                                              Three-month period ended   Twelve-month period ended
                                                                                     June 30, (A)              June 30, (B)
                                                                                  2005        2004           2005        2004

Cash flows from operating activities
Net income (loss)                                                                 $11.2       ($5.8)        ($90.9)     $49.5
Depreciation and amortization                                                      12.1        15.5           56.9       63.2
Magazine deferred promotion charge                                                   --        27.2             --       27.2
Asset impairments                                                                    --         0.3             --        1.1
Goodwill charge                                                                      --          --          129.0         --
Amortization of debt issuance costs                                                 7.3         2.8           10.3       12.1
Stock-based compensation                                                            3.0         2.4           11.2       10.2
Net gain on marketable securities and sales of certain assets                      (1.7)       (6.1)         (14.3)     (10.0)
Changes in current assets and liabilities, net of effects of acquisitions and dispositions
     Accounts receivable, net                                                      26.3        27.2            3.6       34.1
     Inventories                                                                   19.4        14.6           (7.7)       6.4
     Unearned revenues                                                            (37.2)      (37.4)         (14.4)     (14.3)
     Accounts payable and accrued expenses                                        (10.7)        8.8           (7.1)      (6.8)
     Other, net                                                                    17.7       (11.8)          85.3       10.2
Changes in noncurrent assets and liabilities, net of effects of
acquisitions and dispositions                                                     (21.9)      (24.7)         (22.9)      (8.5)
                                                                                 ------       -----         ------     ------
Net change in cash due to operating activities                                     25.5        13.0          139.0      174.4
                                                                                 ------       -----         ------     ------
Cash flows from investing activities
Proceeds from maturities and sales of marketable securities and short-
term investments                                                                     --          --             --        0.8
Magazine divestitures                                                                --          --            1.3         --
Proceeds from other long-term investments, net                                      2.6          --            5.4        3.0
Proceeds from the sale of the Pleasantville facility                               (0.1)         --           46.7         --
Proceeds from sales of property, plant and equipment                                4.8         6.5           16.1        7.1
Purchases of investments, marketable securities and licensing
agreements                                                                           --          --             --       (1.3)
Capital expenditures                                                              (10.5)       (3.8)         (23.5)     (16.1)
                                                                                 ------       -----         ------     ------
Net change in cash due to investing activities                                     (3.2)        2.7           46.0       (6.5)
                                                                                 ------       -----         ------     ------
Cash flows from financing activities
Proceeds / (repayments) of revolving credit and short-term facilities,
net                                                                               251.2        44.6          214.6       43.9
Repayments of term loan                                                          (266.1)      (60.9)        (377.0)    (488.4)
Proceeds from Senior Notes offering                                                  --          --             --      300.0
Dividends paid                                                                    (10.1)       (5.2)         (30.5)     (20.7)
Cash paid for financing fees                                                       (1.8)         --           (2.2)      (7.6)
Proceeds from employee stock purchase plan and exercise of stock
options                                                                             3.3         1.1            4.7        2.5
Treasury stock repurchase                                                          (5.0)         --           (5.0)        --
Other, net                                                                         (2.2)       (0.1)          (4.4)       0.5
                                                                                 ------       -----         ------     ------
Net change in cash due to financing activities                                    (30.7)      (20.5)        (199.8)    (169.8)
                                                                                 ------       -----         ------     ------

Effect of exchange rate changes on cash                                            (2.6)       (1.7)           2.2        0.9

                                                                                 ------       -----         ------     ------
Net change in cash and cash equivalents                                           (11.0)       (6.5)         (12.6)      (1.0)
                                                                                 ------       -----         ------     ------
Cash and cash equivalents at beginning of period                                   48.7        56.8           50.3       51.3
                                                                                 ------       -----         ------     ------
Cash and cash equivalents at end of period                                        $37.7       $50.3          $37.7      $50.3
                                                                                  =====       =====         ======     ======

(A)  RDA reports on a fiscal year beginning July 1.  The three-month periods ended June 30, 2005 and 2004 are the fourth fiscal quarters of fiscal year 2005 and fiscal year 2004, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B)  Amounts may not recalculate due to rounding